Exhibit 99.1

                          Per-Se Technologies Announces
                  Amendments to Stockholders' Rights Agreement


    ALPHARETTA, Ga.--(BUSINESS WIRE)--Feb. 22, 2005--Per-Se Technologies, Inc. (Nasdaq: PSTI), the leader in Connective Healthcare solutions that help physicians and hospitals realize their financial goals, announced today that its board of directors has amended the Company's stockholders' rights agreement to remove the "slow hand" provision and to add a three-year independent director evaluation (TIDE) provision.
    Eliminating the "slow-hand" provision allows a new majority of the board of directors, following an acquisition of the company, to remove the stockholders' rights agreement immediately upon election. The
"slow-hand" provision would have required a waiting period of 180 days.
    The TIDE provision, which was added to the rights agreement, requires a special committee of the Company's independent directors to review and evaluate the rights agreement at least once every three years to consider whether the maintenance of the rights agreement continues to be in the best interests of the Company and its stockholders.
    "These amendments reflect our continuing commitment to good corporate governance," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.



    CONTACT: For Per-Se Technologies, Alpharetta
             Manning, Selvage & Lee
             Jim Storey, 404/870-6832
             jim.storey@mslpr.com